Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)418-6169	(310)395-2215 or (203)222-9013

NAUTILUS, INC. THIRD QUARTER 2005 NET SALES RISE 33 PERCENT;

COMPANY MEETS ITS EARNINGS GUIDANCE

VANCOUVER, Wash. – (November 2, 2005) –Nautilus, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the three months ended September 30, 2005, with net sales growth of 33 percent including its new apparel division, and net income growth of 32 percent excluding a gain on the sale of land last year.

Net sales for the three months ended September 30, 2005, were $163.3 million compared to $123.2 million for the corresponding period last year, up 33 percent. Net income for the quarter was $8.3 million, or $0.24 per diluted share, up from $7.5 million, or $0.22 per share, or 11 percent for the corresponding period last year. The year ago quarter included a pretax $1.8 million gain on sale of land, which contributed $0.03 per share.

“We are pleased with our revenue and earnings results for the third quarter and first nine months of 2005,” said Gregg Hammann, Chairman and Chief Executive Officer. “Our campaign to bring complete assortments of high-quality branded fitness equipment into retail and specialty retail locations, where 80 percent of consumers shop for fitness products, continues to diversify our sales channels. Even with this positive performance, we need to improve our go-to-market effectiveness on new product innovations in order to capitalize on the opportunities we have ahead of us. This needed improvement, combined with some softness in the marketplace, has prompted us to take a more conservative view of the fourth quarter.”

“As we look forward, with five leading fitness brands, strong marketing and customer relationships, a wave of new product innovation, and the best position our company has ever had across diverse sales channels, we are very excited about our growth opportunities. Fitness is becoming a necessity around the world as our global society comes to grips with the health consequences of inactivity. We continue to believe our strategic business plan will deliver top line growth of 15 to 20 percent, and bottom line growth of 20 to 30 percent.”

For the fourth quarter of 2005, the Company estimates that net sales will grow approximately 25 percent compared to the same period last year. Meanwhile, fourth quarter 2005 earnings are expected to grow to $0.44 to $0.48 per diluted share, up from $0.42 per share during the year ago quarter when the Company achieved 50 percent earnings improvement. The Company expects its full year 2005 earnings to be $1.06 to $1.10, on annual sales of around $660 million.

The Company reported that it repurchased approximately 190,000 shares of stock during the third quarter at an average price of $23.75, as part of a $100 million buyback authorized by its Board earlier in the year.

In addition, the Company announced that its Board of Directors declared a regular quarterly dividend of $0.10 per common share, payable December 9, 2005, to stockholders of record as of November 20, 2005.

The conference call is scheduled for 5 p.m. EST (2 p.m. PST) November 2, 2005. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 939-6306 from anywhere in North America, and (415) 537-1883 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; and Tim Hawkins, Chief Customer Officer and Chief Marketing Officer.

A telephonic playback will be available from 7:00 p.m. PST November 2 through 7:00 p.m. PST, November 12, 2005. North American callers can dial (800) 633-8284 and other international callers can dial (402) 977-9140 to hear the playback. The passcode is 21265682.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R), Trimline(R) and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $524 million in 2004. It has 1,400 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com.

This press release includes forward-looking statements. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,430	$19,266
Short-term investments	—	85,319
Trade receivables	92,202	95,593
Inventories	83,913	49,104
Prepaid expenses and other current assets	14,158	9,427
Short-term notes receivable	2,396	2,503
Deferred tax assets	5,405	4,661

Total current assets	205,504	265,873
PROPERTY, PLANT AND EQUIPMENT, net	61,401	46,350
GOODWILL	56,629	29,755
OTHER ASSETS, net	45,373	17,663

TOTAL ASSETS	$368,907	$359,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$58,369	$57,861
Accrued liabilities	24,161	24,703
Income taxes payable	950	10,803
Customer deposits	3,309	2,957
Current portion of long term debt	900	—

Total current liabilities	87,689	96,324
DEFERRED TAX LIABILITIES	10,216	11,081
OTHER NONCURRENT LIABILITIES	200	200
LONG-TERM DEBT	5,605	—
STOCKHOLDERS’ EQUITY:
Common stock	13,609	10,682
Unearned stock compensation	(949)	(1,204)
Retained earnings	249,494	238,474
Accumulated other comprehensive income	3,043	4,084

Total stockholders’ equity	265,197	252,036

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$368,907	$359,641

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
NET SALES	$163,308	$123,182	$449,277	$354,257
COST OF SALES	91,022	64,577	242,164	189,475

Gross profit	72,286	58,605	207,113	164,782
OPERATING EXPENSES:
Selling and marketing	44,526	38,039	129,425	110,392
General and administrative	11,146	6,540	34,567	21,095
Research and development	2,856	1,697	8,768	4,784
Royalties	1,297	1,051	3,952	4,693

Total operating expenses	59,825	47,327	176,712	140,964

OPERATING INCOME	12,461	11,278	30,401	23,818
OTHER INCOME (EXPENSE):
Interest income	145	371	1,460	913
Other, net	31	(1)	542	(2)

Total other income, net	176	370	2,002	911

INCOME BEFORE INCOME TAXES	12,637	11,648	32,403	24,729
INCOME TAX EXPENSE	4,366	4,193	11,373	8,902

NET INCOME	$8,271	$7,455	$21,030	$15,827

BASIC EARNINGS PER SHARE	$0.25	$0.23	$0.63	$0.48
DILUTED EARNINGS PER SHARE	$0.24	$0.22	$0.62	$0.47
Weighted average shares outstanding:
Basic shares outstanding	33,549,008	32,662,043	33,366,839	32,675,273
Diluted shares outstanding	34,364,768	33,620,578	34,089,907	33,398,357

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,030	$15,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,066	9,245
Amortization of unearned stock compensation	255	255
Amortization of discount on long-term debt	12	—
Loss (gain) on sale of property, plant and equipment	15	(1,774)
Tax benefit of exercise of nonqualified options	1,942	315
Deferred income taxes	2,032	748
Changes in assets and liabilities, net of acquisition	(29,702)	13,880

Net cash provided by operating activities	6,650	38,496

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(23,210)	(4,049)
Proceeds from sale of property, plant and equipment	2,972	649
Net (increase) decrease in other assets	(306)	180
Acquisition, net of cash acquired	(73,688)	—
Purchases of short-term investments	(49,352)	(93,026)
Proceeds from maturities of short-term investments	134,671	61,469
Net (increase) decrease in notes receivable	107	138

Net cash used in investing activities	(8,806)	(34,639)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(89)	—
Cash dividends paid on common stock	(10,010)	(9,802)
Stock repurchases	(4,580)	—
Proceeds from exercise of stock options	5,565	1,827

Net cash used in financing activities	(9,114)	(7,975)

Effect of foreign currency exchange rate changes	(566)	(140)

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(11,836)	$(4,258)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	19,266	21,352

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,430	$17,094